                                                                 Exhibit (h) (2)

                             THE GLENMEDE FUND, INC.

                              AMENDED AND RESTATED
                           SHAREHOLDER SERVICING PLAN

     SECTION 1. Each of the proper officers of The Glenmede Fund, Inc. (the "Company") is authorized to execute and deliver, in the name and on behalf of the Company, written agreements based substantially on the form attached hereto as Appendix A or any other form duly-approved by the Company's Board of Directors ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship ("Servicing Agents") with the beneficial owners of shares in any of the Company's series listed on Exhibit I hereto (the "Portfolios"). Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own shares of the Portfolios in consideration of a fee, computed monthly in the manner set forth in the applicable Portfolio's then current prospectus, at an annual rate specified on Exhibit I hereto as a percentage of the average daily net asset value of the shares beneficially owned by or attributable to such clients. Affiliates of the Company's distributor, administrator and adviser are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by the Portfolios in connection with the Agreements and the implementation of this Plan shall be borne entirely by the holders of the shares of the particular Portfolio involved. If more than one Portfolio is involved and expenses are not directly attributable to shares of a particular Portfolio, then the expenses may be allocated between or among the shares of the Portfolios in a manner determined by the Board.

     SECTION 2. The Company's administrator shall monitor the arrangements pertaining to the Company's Agreements with Servicing Agents. The Company's administrator shall not, however, be obligated by this Plan to recommend, and the Company shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

     SECTION 3. So long as this Plan is in effect, the Company's administrator shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

     SECTION 4. This Plan shall become effective on January 1, 2004 and unless sooner terminated, this Plan shall continue in effect until October 31, 2004 and thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the Investment Company Act of 1940, of the Company and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Directors") pursuant to a vote cast in person at a meeting called for the purpose of voting on this Plan.

     SECTION 5. This Plan may be amended at any time with respect to any Portfolio by the Company's Board of Directors, provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in
Section 4.

     SECTION 6. This Plan is terminable at any time with respect to any Portfolio by vote of a majority of the Disinterested Directors.

     SECTION 7. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons (as defined in the Investment Company Act of 1940) of the Company shall be committed to the discretion of such non-interested Directors.

     SECTION 8. The Company will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Directors for a period of not less than six years.


Dated:  December 10, 2003

                                    EXHIBIT I

                             THE GLENMEDE FUND, INC.

                                                                    FEE
                                                           (AS A PERCENTAGE OF
                                                            AVERAGE DAILY NET
PORTFOLIO                                                         ASSETS)
---------                                                  -------------------
Government Cash Portfolio                                          .10%
Tax-Exempt Cash Portfolio                                          .10%
Core Fixed Income Portfolio                                        .10%
International Portfolio                                            .05%
Strategic Equity Portfolio                                         .20%
Small Cap Equity Portfolio
     Institutional Shares                                          .05%
     Advisor Shares                                                .25%
Large Cap Value Portfolio                                          .20%
Small Capitalization Growth Portfolio                              .25%
Large Cap 100 Portfolio                                            .20%
Large Cap Growth Portfolio                                         .20%

                             THE GLENMEDE FUND, INC.

                              AMENDED AND RESTATED
                         SHAREHOLDER SERVICING AGREEMENT


Ladies and Gentlemen:

     We wish to enter into this Shareholder Servicing Agreement ("Agreement") with you concerning the provision of administrative support services to your clients ("Customers") who may from time to time beneficially own shares in one or more series listed on Exhibit I hereto (the "Portfolios") of The Glenmede Fund, Inc. (the "Company").

     The terms and conditions of this Agreement are as follows:

     SECTION 1. You agree to provide the following administrative support services to your Customers who may from time to time beneficially own shares of one or more Portfolios:(1) (i) aggregating and processing purchase and redemption requests from Customers and transmitting promptly net purchase and redemption orders to our distributor or transfer agent; (ii) providing Customers with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; (iii) processing dividend and distribution payments from the Company on behalf of Customers; (iv) providing information periodically to Customers showing their positions; (v) arranging for bank wires; (vi) responding to Customers' inquiries concerning their investment;
(vii) providing subaccounting with respect to shares beneficially owned by Customers or the information necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; and (ix) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations. All services rendered hereunder by you shall be performed in a professional, competent and timely manner.

     SECTION 2. You will perform only those activities which are consistent with statutes and regulations applicable to you. You will act solely as agent or, upon the order of, and for the account of, your Customers.

     SECTION 3. You will provide such office space and equipment, telephone facilities and personnel (which may be any

----------
   (1) Services may be modified or omitted in the particular case and items relettered or renumbered.

part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the administrative support services contemplated hereby.

     SECTION 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the shares except those contained in our then current prospectuses and statements of additional information, as amended or supplemented from time to time, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by our distributor or us in writing.

     SECTION 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of shares (or orders relating to the same) by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

     SECTION 6. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee as described in Exhibit I hereto, as amended from time to time. The fee rate payable to you may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of shares of any and all Portfolios, including the sale of shares to you for the account of any Customer or Customers. Compensation payable under this Agreement may be subject to, among other things, the National Association of Securities Dealers, Inc. ("NASD") Rules of Fair Practice governing receipt by NASD members of shareholder servicing plan fees from registered investment companies (the "NASD Servicing Plan Rule"), which became effective on July 7, 1993. Such compensation shall only be paid if permissible under the NASD Servicing Plan Rule and shall not be payable for services that are deemed to be distribution-related services.

     SECTION 7. You will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors or legal counsel designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

     SECTION 8. We may enter into other similar Agreements with any other person or persons without your consent.

     SECTION 9. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by us; and (ii) the compensation payable to you hereunder, together with any other compensation you receive in connection with the investment of your Customers' assets in shares of the Portfolios, will be disclosed by you to your Customers to the extent required by applicable laws or regulations, will be authorized by your Customers and will not result in an excessive or unreasonable fee to you.

     SECTION 10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until October 31, 2004 and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 11. This Agreement is terminable with respect to shares of any Portfolio, without penalty, at any time by us (which termination may be by a vote of a majority of our Disinterested Directors as defined below) or by you upon written notice to the other party hereto.

     SECTION 11. This Agreement has been approved by vote of a majority of (1) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Shareholder Servicing Plan adopted by us regarding the provision of support services to the beneficial owners of shares of the Portfolios or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Directors").

     SECTION 12. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a confirming copy by mail), or to such other address as either party shall so provide in writing to the other.

     SECTION 13. This Agreement will be construed in accordance with the internal laws of The Commonwealth of Pennsylvania without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.

     If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: x/o Investors Bank and Trust Company, 200 Clarendon Street, LEG 13, Boston, Massachusetts 02116; fax number (617) 937-7300.

                                    Very truly yours,

                                    THE GLENMEDE FUND, INC.

Date: January 1, 2004               By:/s/ Mary Ann B. Wirts
      ---------------                  ---------------------

                                    Name:  Mary Ann B. Wirts
                                           -----------------

                                    Title:  President
                                           ----------

                                    Accepted and Agreed to:
                                    Servicing Agent

                                    The Glenmede Trust Company, N./A
                                    --------------------------------
                                    (Firm Name)

                                    1650 Market Street
                                    ------------------
                                    (Address)

                                    Philadelphia, PA 19103
                                    ----------------------
                                    (City)          (State)

                                    Fax #:  215-419-6720
                                           -------------
                                    Attention:  Kim Osborne
                                               ------------

Date:  January 1, 2004              By:  /s/ Kimberly C. Osborne
     -----------------                 -------------------------
                                    Name:  Kimberly C. Osborne
                                         ---------------------

                                    Title:  Vice President
                                          ----------------

                                    EXHIBIT I

                             THE GLENMEDE FUND, INC.

                                                         FEE
                                                 (AS A PERCENTAGE OF
                                                  AVERAGE DAILY NET
PORTFOLIO                                              ASSETS)
---------                                        -------------------
Government Cash Portfolio                                .10%
Tax-Exempt Cash Portfolio                                .10%
Core Fixed Income Portfolio                              .10%
International Portfolio                                  .05%
Strategic Equity Portfolio                               .20%
Small Cap Equity Portfolio
     Institutional Shares                                .05%
     Advisor Shares                                      .25%
Large Cap Value Portfolio                                .20%
Small Capitalization Growth Portfolio                    .25%
Large Cap 100 Portfolio                                  .20%
Large Cap Growth Portfolio                               .20%